December 14, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Sequential Brands Group, Inc., dated December 10, 2012 and filed December 14, 2014, as contained in the first sentence of the first paragraph of Item 4.01, the second paragraph of Item 4.01, and the third and fourth paragraphs of Item 4.01, and are in agreement with those statements.

cc: Mr. Yehuda Shmidman

Chief Executive Officer

Sequential Brands Group, Inc.